Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President- Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
TUESDAY, MARCH 27, 2007
CLARCOR DECLARES REGULAR QUARTERLY DIVIDEND
Franklin, TN, March 27, 2007 — The CLARCOR Inc. (NYSE:CLC) Board of Directors at the March 26, 2007 board meeting declared a regular quarterly dividend of $0.0725 per share. The dividend is payable April 27, 2007 to shareholders of record April 13, 2007.
CLARCOR is based in Franklin, Tennessee and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.